UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2006
ITC HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)
39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375
(Address of principal executive offices) (zip code)
(Registrant’s telephone number, including area code): (248) 374-7100
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On November 1, 2006, ITC Holdings Corp. issued a press release disclosing its financial results as of and for the third quarter ended September 30, 2006. The release also contains updated earnings per share, net income, and EBITDA guidance for 2006. The guidance changes are primarily the result of lower than expected peak load in September 2006, and include the forecasted impact of ITC Holdings Corp.'s acquisition of Michigan Electric Transmission Company, LLC, which occured on October 10, 2006. The release is attached as Exhibit 99.1.
Item 8.01 Other Events.
On October 30, 2006, Midwest Independent Transmission System Operator, Inc. and Michigan Electric Transmission Company, LLC (“METC”) jointly filed revised tariff sheets with the Federal Energy Regulatory Commission (“FERC”) to modify the implementation of METC’s Attachment O formula rate. The modification as proposed would require a tariff rate of $1.524 for METC to be charged during 2007. The proposed modification would allow METC to recover its expenses and investments in transmission on a current rather than a lagging basis, thereby enhancing METC’s ability to rebuild and strengthen the transmission grid in Michigan. The proposed METC forward-looking Attachment O formula would include a true-up mechanism, whereby METC would compare its actual revenue requirement beginning in 2007 to its billed revenues for that year. In the event billed revenues in a given year are more or less than its actual revenue requirement, which is calculated primarily using that year’s FERC Form No. 1, METC would refund or collect additional revenues, with interest, such that customers pay only the amounts that correspond to METC’s actual revenue requirement. The proposed changes to the Attachment O formula rate are subject to FERC approval, following its standard procedural requirements. There can be no assurance that the modified Attachment O will be approved by FERC in the form submitted by METC or as to the timing of the receipt of any such approval. The filing has been assigned FERC Docket No. ER07-95 and can be accessed at FERC’s website at http://www.ferc.gov.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.
99.1	Press release dated November 1, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2006

ITC HOLDINGS CORP.

	By:	/s/ Daniel J. Oginsky Daniel J. Oginsky
	Its:	Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Name
99.1	Press release dated November 1, 2006